EXHIBIT 99.1

LATITUDE SOLUTIONS, INC. ANNOUNCES CHANGES TO ITS EXECUTIVE MANAGEMENT TEAM

BOCA RATON, FL, JULY 10, 2012 - Latitude Solutions, Inc. (OTC QB: LATI), a water engineering and remediation company, announced today organizational changes with its executive management team including the appointments of Mr. J.W. (Bill) Rhea as Chief Operating Officer and a Director, and Mr. James B. Smith as Chief Financial Officer of the Company. The goal of the appointments is to further shift Latitude's primary focus from research and development to commercial operations and sales by introducing Latitude's Electro Precipitation(TM) (EP) systems to various industries, including the oil & gas sector.

Additionally, Mr. Jerry J. Langdon has resigned from his position as Chief Executive Officer and Chairman of the Board. He will be replaced by Mr. Jeffrey
A. Wohler, who preceded Mr. Langdon as CEO. Mr. Langdon came out of retirement to join the Company, but desires to redirect his energies to philanthropic endeavors and will be supporting the Company through the Water the World with Latitude 501c3 Public Charity.

The Company is being led and governed by an Executive Committee made up of Mr. Jeffrey Wohler, CEO and President; Mr. J.W. (Bill) Rhea, COO; Mr. James B. Smith, CFO; Mr. Ken Link, COO of Latitude's wholly owned subsidiary, Latitude Energy Services, Inc.; and Michael H. Gustin, Director.

Mr. J.W. (Bill) Rhea has been appointed as the Company's Chief Operating Officer and a Director. Mr. Rhea has over thirty-seven years of business and petroleum engineering experience in all phases of the upstream exploration and production sectors of the oil & gas industry, both domestically and internationally. Mr. Rhea has been a petroleum engineering consultant to the industry for many years and has served in Senior Management and Chief Executive roles in several independent oil & gas companies, most recently including Gulf Energy Exploration Corp., Trinity Plumas Capital Corp., TexStar North America, Inc., APP Production Inc., BF Production, Inc., and LAE Energy, Inc. Since 2000, Mr. Rhea has been extensively involved in the various unconventional resource plays in North America, including the Eagle Ford Shale of South Texas, the Bakken Oil Shale of North Dakota, and the original Barnett Shale gas play in North Texas. Mr. Rhea is second generation in the oil & gas business. He earned his Bachelor of Science in Mechanical Engineering with Honors form the University of Texas at Austin and worked toward an MBA from the University of Texas, Permian Basin. As COO, Mr. Rhea will be instrumental in directing Latitude's field operations, but also an integral part of the Company's sales efforts.

Mr. James B. Smith has been appointed as the Company's Chief Financial Officer. Mr. Smith replaces Mr. Matthew J. Cohen as the Company's Chief Financial Officer. Mr. Smith is a CPA and was previously employed from 2003 through 2012 as: Director, President and CFO of Tidelands Oil and Gas Corporation, a public company engaged in developing natural gas infrastructure projects; resident Manager of two offices of Robert & Company, CPAs, a public accounting firm; and CFO of Michelson Energy Corporation, a privately held energy company with exploration, production, and well servicing operations. Mr. Smith received a

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Bachelor  of  Science  from  Texas  A&M  University  in  1976  and a  Master  of
Professional Accounting from the University of Texas at Austin in 1981. His professional experience also includes managerial positions in an international CPA firm, as well as financial officer or ownership positions in various enterprises in agriculture, energy, and real estate. Aside from Mr. Smith's duties as CFO, he too will be an asset to the sales efforts due to his oil patch experience.

Latitude continues its transition of operations to Fort Worth, Texas with several executives and department heads already in place there. The Company expects to complete the transition within the next several weeks.

On July 3, 2012, the Company's Board of Directors accepted the resignation of Mr. Lynden Rose as a Director of the Company.

On July 3, 2012, the Company's Board of Directors accepted the resignation of Mr. Matthew J. Cohen as a Director of the Company.

ABOUT LATITUDE SOLUTIONS, INC.
Latitude Solutions, Inc. (LSI) and its subsidiaries provide proprietary and innovative wastewater remediation solutions to oil & gas, energy, mining, food processing, pulp and paper and other industries worldwide, employing their patented Electro PrecipitationTM (EPTM) technology. LSI's EPTM technology provides a customizable, environmentally responsible and sustainable solution to remediate many different industrial sources of wastewater. This formerly unusable water can be utilized for ongoing operations, including oil & gas produced and flowback for hydraulic fracturing, aiding in the reduction of costs associated with fresh water acquisition, transportation of both fresh and wastewater, and disposal of contaminated water. The Company maintains ownership and operational control of all its processing equipment in order to ensure the best possible level of client satisfaction and quality control. LSI has offices and/or operations in Boca Raton, Florida; Colorado Springs, Colorado; Fort Worth, Texas; Searcy, Arkansas; and Amsterdam, The Netherlands. Information on the Company and its products can be viewed on www.latitudesolutions.net.

SAFE HARBOR STATEMENT

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation: acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

CONTACT:
Alan Bergman
Vice President, Finance
Latitude Solutions, Inc.
2595 NW Boca Raton Blvd., Suite 100 Boca Raton, FL 33431
(561) 417-0644 abergman@latitudesolutions.net









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